LEASE AGREEMENT

     THIS LEASE AGREEMENT is made and entered into this 1st day of July, 1999, by and between LATAM HOLDINGS, INC., hereinafter to "Lessor", and FUSION NETWORKS, INC., hereinafter referred to as "Lessee".

     In consideration of the mutual convenants and agreements herein set forth, and other good and valuable consideration, Lessor does hereby demise and lease to Lessee, and Lessee does hereby lease from the Lessor, certain interior office space, constituting approximately 1,600 square feet, within the premises situated at 8115 N.W. 29th Street, Miami, Florida 33122, hereinafter called the "leased premises", to be used for warehousing and in accordance with uses normally incident thereto and for no other purpose.

1. Term of Lease. The term of this lease shall be for one (1) year commencing on July 1, 1999, and ending on June 30, 2000, unless sooner terminated as herein provided.

2. Rent. Lessee shall pay Lessor in equal monthly installments of $2,500.00 plus applicable sales tax, each in advance on the 1st day of the month, commencing July 1, 1999 and continuing until the end of the term lease. Upon execution of this lease Lessee shall pay Lessor first month rent plus applicable sales .

3. Assigment and Subletting by Lessee. Lessee shall have the right with the prior written consent of Lessor to assign this lease, and any interest therein, and to sublet the leased premises, or any right or privilege pertinent thereto, provided each assignee assumes in writing all of Lessee's obligation under this lease, and Lessee shall remain liable for each and every obligation under this lease.

4. Notices and Addresses. All notices provided to be given under this agreement shall be given by certified mail or registered mail, addressed to the proper party, at the following address:

         LESSOR:
         LATAM HOLDINGS, INC.
         8115 N.W. 29th Street
         Miami, FL  33122

         LESSEE:
         FUSION NETWORKS, INC.
         8115 N. W. 29th Street
         Miami, FL  33122
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5.   Parties  Bound.  This  agreement  shall be  binding  upon and  inure to the benefit  of the  parties  hereto  and their  respective  heirs,  executors,
     administrators,   legal  representatives,   successors,  and  assigns  when
     permitted by this agreement.

6. Applicable Law. This agreement shall be construed under and in accordance with the laws of the State of Florida. Further, the parties intend to create a landlord and tenant relationship concerning the leased premises as a usufruct or an estate for years to any extent not provided for in this agreement.

7. Legal Construction. In case any one or more of the provisions contained in this lease shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions thereof and this lease shall be construed as if such invalid, invalid, illegal, or unenforceable provision had never been contained herein.

8. Sole Agreement of the Parties. This lease constitutes the sole and only agreement of the parties hereto and supersedes any prior understanding or written or oral agreements between the parties respecting the subject matter within it.

9. Amendment. No amendment, modification, or alteration of the terms hereof shall be binding unless the same be in writing, dated subsequent to the date hereof, and duly executed by the parties hereto.

10. Rights and Remedies Cumulative. The rights and remedies provided by this lease by reason thereof sustained by him as a result of Lessor's failure to place and secure him in quiet possession of the leased premises, and the parties hereto shall thereupon be under further obligation or liability to each other by reason hereof.

11. Termination or Extension. Lessor and Lessee mutually agree that either party may terminate this lease at any time during the term by giving the other party written notice thereof at least sixty(60) days prior thereto.

12. Waste and Nuisance. Lessee shall not commit, or suffer to be committed, any waste on the leased premises, nor shall he maintain, commit, or permit the maintenance or commission of any nuisance on the leased premises or use the leased premises for any unlawful purpose. Moreover, it is agreed by and between the parties that the leased premises will be used only for the storage of photographic matter.

13. Repairs. Lessor shall be responsible for maintaining and repairing the exterior of the building, roof(to be free of leaks) and any major electrical or plumbing problems. Lessee shall be responsible for minor repair and routine maintenance expenses.

14. Lessor's Obligation. Lessor agrees to and shall, within twenty (20) days from the date hereof, secure from a good and responsible company or companies doing insurance business in the State of Florida, and maintain the entire term of this lease, the following coverage:
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

     As policy carried now shown to Lessee.

15. Lessee's Obligation. Lessee agrees to and shall, within 20 days from the date hereof, secure from a good responsible company or companies doing insurance business in the State of Florida and maintain during the entire term of this lease, the following insurance coverage:


          (1) Public liability insurance in the minimum amount of $100,000.00 loss from an accident resulting in bodily injury to or death of persons, and $25,000.00, for loss from an accident resulting in damage to or destruction of property.

          (2) Fire and extended coverage insurance on Lessee's fixtures, goods, wares and merchandise in or on the leased premises, with coverage in an amount of not less than $25,000.00.

16. Additional Insured. Lessee agrees and shall name Lessor as an additional insured on the aforementioned policies of insurance.

17. Subrogation Waiver. Lessee agrees that, in the event of loss due to any of the perils for which they have agreed to provide insurance, Lessee shall look solely to its insurance for recovery, Lessee hereby grants to Lessor, on behalf of any insurer providing insurance to Lessee with respect to the demised premises, a waiver of any right of subrogation which any insurer Lessee may acquire against Lessor by virtue of payment of any loss under such insurance. Lessee will furnish to Lessor a copy of the endorsement to its insurance policy setting out the waiver of subrogation.

18. Prohibited Materials and Waste. Lessee agrees that during the term of the lease, no chemical, toxic, caustic, radioactive, or otherwise hazardous materials or waste shall be stored in or at the leased premises.

19. Maintenance of Leased Premises. Lessee shall at all times maintain the leased premises in a clean and orderly condition.

20. Condemnation. If during the term of this lease or any extension or renewal thereof, all of the leased premises should be taken for any public or quasi-public use under law, ordinance, or regulation by right of eminent domain, or should be sold to the condemning authority under threat of condemnation, this lease shall terminate and the rent shall be abated during the unexpired portion of this lease, effective as of the date taking of said premises by the condemning authority.

21.  Rent Payments. Rent payments are to be made payable to LATAM HOLDINGS, INC.

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

IN WITNESS WHEREOF, the undersigned Lessor and Lessee hereto execute this agreement as of the day and year above written.


WITNESSES:     LESSOR:

                      /s/                  LATAM HOLDINGS, INC.
Name: __________________________



                    /s/                    By :      /s/
Name: __________________________           Mauricio Gaviria



WITNESSES:     LESSEE:

                   /s/                     FUSION NETWORKS, INC.
Name: __________________________



                   /s/                     By :     /s/
Name: __________________________           Hernando Bahamon


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